CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated August 16, 2002, relating to the financial statements and financial highlights which appear in the June 30, 2002 Annual Reports to Shareholders of the Montgomery Mid Cap Fund, the Montgomery Small Cap Fund and the Montgomery Total Return Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California
September 10, 2004